Exhibit 4.31

Contract No.: JK2023001

Loan Agreement

Party A (Lender): Antelope Holdings (Chengdu) Co., Ltd.

Party B (Borrower): Anhui Zhongjun Enterprise Management Co., Ltd.

According to the provisions of the Civil Code of the People’s Republic of China, regarding the loan from Party B to Party A, both parties, after full consultation, hereby agree as follows:

Section 1 Loan Amount: The total loan amount is RMB Thirty-Two Million Four Hundred Seventy Thousand (¥32,470,000.00).

Section 2 Loan Term: The loan term is three years from the date of disbursement.

Section 3 Disbursement and Repayment Agreement:

1.	Disbursement in Installments:

(1)	On March 31, 2023, a disbursement of RMB 10,000,000.00;

(2)	On April 3, 2023, a disbursement of RMB 5,000,000.00;

(3)	On April 4, 2023, a disbursement of RMB 5,000,000.00;

(4)	On April 6, 2023, a disbursement of RMB 5,000,000.00;

(5)	On April 7, 2023, a disbursement of RMB 5,000,000.00;

(6)	On June 20, 2023, a disbursement of RMB 1,500,000.00;

(7)	On June 27, 2023, a disbursement of RMB 970,000.00.

2.	Repayment in Installments:

(1)	On March 30, 2026, repayment of principal RMB 10,000,000.00;

(2)	On April 2, 2026, repayment of principal RMB 5,000,000.00;

(3)	On April 3, 2026, repayment of principal RMB 5,000,000.00;

(4)	On April 5, 2026, repayment of principal RMB 5,000,000.00;

(5)	On April 6, 2026, repayment of principal RMB 5,000,000.00;

(6)	On June 19, 2026, repayment of principal RMB 1,500,000.00;

(7)	On June 26, 2026, repayment of principal RMB 970,000.00.

Section 4 Purpose of the Loan: Party B commits to using the loan for business operations. Party A reserves the right to supervise Party B’s use of the loan.

Section 5 Loan Interest: This loan is classified as an interest-free loan between enterprises; Party B shall repay the principal as scheduled on the repayment dates.

Section 6 Liability for Default: If Party B is unable to repay the loan on the due date, the parties may negotiate a solution. If no agreement can be reached, Party B shall bear the liability for breach of contract, and Party A shall have the right to sue Party B in court to recover the loan amount along with related litigation fees, preservation fees, announcement fees, execution fees, attorney fees, penalty fees, and other associated costs.

Section 7 Legal Effect: This agreement is executed in two copies, with each party holding one copy, both of which have equal legal effect.

Party A:/s/ Party A (Lender): Antelope Holdings (Chengdu) Co., Ltd.

Date:

Party B: /s/ Anhui Zhongjun Enterprise Management Co., Ltd.

Date: